EXHIBIT 99.1

Sevcon Reports Financial Results for First Quarter Fiscal 2014

SOUTHBOROUGH, Mass., Feb. 4, 2014 (GLOBE NEWSWIRE) -- Sevcon, Inc. (Nasdaq:SEV) reported financial results for the first quarter of fiscal 2014 ended December 28, 2013. The Company also announced separately today that it has received the required approval of the government authorities in China to establish a joint venture with a subsidiary of a Chinese Tier 1 automotive supplier.

First-Quarter Fiscal 2014 Results Summary

  Revenues increased 36% to $9.0 million, from $6.6 million in the first quarter of fiscal 2013, reflecting improving conditions in the Company's markets.

  Operating income was $710,000, compared with an operating loss of $1.2 million in the first quarter last year. There was an income tax provision of $121,000 in the first quarter of fiscal 2014, compared with an income tax benefit of $108,000 in the year-earlier quarter.

  Net income was $488,000, or $0.14 per diluted share, compared with a net loss of $1.3 million, or a loss of $0.39 per share, in the first quarter of fiscal 2013.

Subsequent Event

  In January 2014, a customer of Sevcon SAS, the French subsidiary of the Company, was placed into administration. The receivable from the customer is $555,000 including taxes. The Company is pursuing full payment of the debt. It is not clear at this time if the debt can or will be repaid and its collection is subject to a legal process.

Management Comments

"Sevcon's revenue growth in the first quarter was driven by increased product shipments in the majority of our markets and in all three of the geographic regions we serve," said President and CEO Matt Boyle. "Our sales growth in North America was driven by substantially stronger demand, year-over-year, in our traditional off-road markets, primarily for fork-lift truck and aerial work platform applications. Demand also was significantly higher in Japan and China, primarily for off-road applications as well. Although the European economy still faces challenges, this was our second consecutive quarter of growth in that region, largely driven by increased product demand for 4-wheel EV applications in the on-road market."

"Looking forward, the underlying demand patterns appear to be strengthening in the majority of our markets worldwide," said Boyle. "Our customers are expressing a greater sense of confidence in the future, and our lead times and order visibility are steadily improving. Sevcon's portfolio of customer relationships and product pipeline are continuing to expand, and our revenues have grown both sequentially and year-over-year for the past two quarters.  As we announced separately today, Sevcon has entered into a joint-venture agreement with Risenbo Technology Co., Ltd., based in Hubei Province, China. The new joint venture company will market and sell existing and future Sevcon products for on-road electric and hybrid vehicle applications principally to that country's Tier 1 automotive suppliers."

"While rebuilding our momentum on the top line we are making progress on the bottom line as well," Boyle said. "Our business continues to benefit from having a low-cost, flexible manufacturing model. As a result, we believe that Sevcon is positioned to deliver significant margin leverage on incremental sales as conditions in our markets improve."

First-Quarter Fiscal 2014 Conference Call Details

Sevcon has scheduled a conference call to review its results for the first quarter tomorrow, February 5, 2014 at 9:00 a.m. ET. Those who wish to listen to the conference call webcast should visit the Investor Relations section of the company's website at www.sevcon.com. The live call also can be accessed by dialing (877) 407-5790 or (201) 689-8328 prior to the start of the call. If you are unable to listen to the live call, the webcast will be archived on the company's website.

First Quarter Fiscal 2014 Financial Highlights
(In thousands except per share data)
	Three months ended
	December 28,	December 29,
	2013 (unaudited)	2012 (unaudited)

Net sales	$ 9,049	$ 6,640

Operating income (loss)	710	(1,185)

Income (loss) before income taxes	609	(1,410)

Net Income (loss)	$ 488	$ (1,302)

Basic Income (loss) per share	$ .14	$ (0.39)

Diluted Income (loss) per share	$ .14	$ (0.39)

Average shares outstanding	3,375	3,339

Summarized Balance Sheet Data
	(in thousands of dollars)
	December 28, 2013 (unaudited)	September 30, 2013 (derived from audited statements)
Cash and cash equivalents	$ 2,159	$ 2,062
Receivables	7,125	7,103
Inventories	5,937	5,723
Prepaid expenses and other current assets	1,363	1,862
Total current assets	16,584	16,750
Long-term assets	6,933	6,610
Total assets	$ 23,517	$ 23,360

Current liabilities	$ 5,660	$ 6,060
Liability for pension benefits	8,266	8,354
Other long-term liabilities	1,716	1,728
Stockholders' equity	7,875	7,218
Total liabilities and stockholders' equity	$ 23,517	$ 23,360

About Sevcon, Inc.

Sevcon is a world leader in the design and manufacture of microprocessor based controls for zero emission electric and hybrid vehicles. The controls are used to vary the speed and movement of vehicles, to integrate specialized functions and to optimize the energy consumption of the vehicle's power source. The Company supplies customers throughout the world from its operations in the USA, the U.K., France and the Asia Pacific region and through an international dealer network. Sevcon's customers are manufacturers of on and off-road vehicles including cars, trucks, buses, motorcycles, fork lift trucks, aerial lifts, mining vehicles, airport tractors, sweepers and other electrically powered vehicles. For more information visit www.sevcon.com.

Forward-Looking Statements

Statements in this release about Sevcon's future financial results are forward-looking statements subject to risks and uncertainties that could cause actual results to differ materially from those we anticipate. In particular: global demand for electric vehicles may not grow as much as we expect; our customers' products may not be as successful as those of other entrants in the electric vehicle market who are supplied by our competitors; and we are dependent on a few key suppliers and subcontractors for most components, sub-assemblies and finished products, and we may not be able to establish alternative sources of supply in time if supplies are interrupted. Please see the Company's most recent forms 10-K and 10-Q on file with the SEC for further information regarding Sevcon's risk factors.

CONTACT: David Calusdian
         Sharon Merrill Associates
         1 (617) 542 5300
         SEV@InvestorRelations.com

         Matt Boyle
         President and CEO
         1 (508) 281 5503
         matt.boyle@Sevcon.com